PRESS RELEASE

Available for Immediate Publication: January 24, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Declares $.05 Cash Dividend

Merced, California, January 24, 2006 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that its board of directors has declared a $.05 cash dividend on the company’s common stock. The dividend is payable on February 28, 2006 to stockholders of record as of February 7, 2006.

“This $.05 a share cash dividend marks our ninth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “This also marks the fourth consecutive quarter that we have maintained the $.05 cash dividend after our nine for five stock split in the second quarter of 2005. The robust economic forecast for the Central Valley remains very strong. We are positioned to continue capitalizing on this favorable economic environment as we expand our broad range of products and services to existing and new customers within the Central Valley,” continued Mr. Hawker. “The continuation of the pre-split $.05 cash dividend serves as a strong indicator of our financial strength.”

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 28 years of service as “Central California’s Community Bank.” Currently County Bank has twenty-two branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Sacramento, and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

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